EXHIBIT 99.6

STOCK ACQUISITION AGREEMENT

BETWEEN

CONTINENTAL SOUTHERN RESOURCES, INC.

AND

RAM TRADING, LTD.

DATED AS OF DECEMBER 16, 2003

i

ii

STOCK ACQUISITION AGREEMENT

This Stock Acquisition Agreement (this “Agreement”), dated as of December 16, 2003, is entered into by and between Continental Southern Resources, Inc., a Nevada corporation (“Purchaser”) and RAM Trading, Ltd., a Cayman Islands exempt company (“Seller”).

WITNESSETH:

WHEREAS, certain capitalized terms used in this Agreement are defined in Article 1 hereto;

WHEREAS, Seller has entered into a Stock Acquisition Agreement, of even date herewith  (the “Lancer Agreement”), among Seller, Lancer Offshore, Inc. (“Lancer”) and Lancer Partners, L.P. (“Lancer Partners” and together with Lancer, the “Lancer Entities”) pursuant to which Seller has agreed to purchase from Lancer 13,347,672 shares of CSR’s issued and outstanding common stock and 103,500.07 shares of CSR’s issued and outstanding Series B preferred stock and from Lancer Partners 750,000 shares of CSR’s issued and outstanding stock (collectively, the “Shares”), subject to the terms and conditions set forth in the Lancer Agreement; and

WHEREAS, if Seller purchases the Shares pursuant to the Lancer Agreement, Seller desires to immediately sell to Purchaser and Purchaser desires to immediately acquire from Seller, all right, title and interest, if any, in and to the Shares conveyed to Seller under the Lancer Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01                            Certain Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Assumption Agreement” means the assumption agreement in the form attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Collateral Agreements” means all transfer documents to be delivered at Closing, including the Instrument of Assignment and the Assumption Agreement.

“Consent” means any consent, waiver, approval, permission, agreement, notification, order, permit, license, filing, or certification.

“Contract” means any agreement, instrument, understanding or indenture.

“Governmental Authority” means any government, any governmental entity, commission, agency or instrumentality, and any court, tribunal, or judicial body, whether federal, state, local or foreign.

“Governmental Order” means any order, judgment, injunction, decree, ruling or award entered by or with any Governmental Authority.

“Instrument of Assignment”  means the instrument of assignment in the form attached hereto as Exhibit B.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, or rule of common law.

“Person” means (a) any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust or other organization and (b) any Governmental Authority.

“Private Placement” means the private placement of Purchaser’s common stock for an aggregate purchase price of at least $30 million.

“Purchaser Expenses” means Purchaser’s out-of-pocket expenses (including financial advisor’s, accountants’ or attorney’s fees and expenses and filing fees) incurred in connection with the negotiation and performance of this Agreement.

“Seller Expenses” means Seller’s out-of-pocket expenses (including financial advisor’s, accountants’ or attorney’s fees and expenses and filing fees) incurred in connection with the preparation, negotiation and performance of this Agreement.

Section 1.02                            Other Defined Terms.

The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Agreement	Preamble
Closing	6.01
Closing Date	6.01
Closing Payment	2.02
Deposit	2.02
Lancer	Recitals
Lancer Partners	Recitals
Lancer Agreement	Recitals
Seller	Preamble
Purchase Price	2.02
Purchaser	Preamble
Seller	Preamble
Shares	Recitals

Section 1.03                            Construction.

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

ARTICLE II.

PURCHASE AND SALE

Section 2.01                            Purchase and Sale of the Shares.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell to Purchaser, and Purchaser shall acquire and accept, the rights, title and interest in and to the Shares that were conveyed to Seller pursuant to the Lancer Agreement.

Section 2.02                            Purchase Price.  In consideration of the sale by Seller of the Shares, Purchaser shall pay to Seller $5,330,948 (the “Purchase Price”).  The Purchase price shall be payable as follows: (a) $400,000 shall be paid to the Seller in cash upon the execution and delivery of this Agreement as an earnest money deposit (the “Deposit”), which Deposit shall be applied to the Purchase Price at the Closing and (b) $4,930,948, plus any amounts paid by Purchaser for transfer stamp taxes under the Lancer Agreement (the “Closing Payment”) shall be payable at Closing to Seller by wire transfer of immediately available funds.

Section 2.03                            Delivery of Shares.  At the Closing, Seller shall deliver to Purchaser stock certificates representing the Shares that were delivered to Seller in connection with the closing under the Lancer Agreement, duly endorsed in blank or accompanied by duly endorsed stock transfer powers.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 3.01                            Organization and Authority of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to execute and deliver this Agreement and each Collateral Agreement to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and of each of the Collateral Agreements to which it is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been and, when executed by Seller, each of the Collateral Agreements to which Seller is a party shall be, duly executed and delivered by Seller.  This Agreement constitutes and, when executed by Seller, each of the Collateral Agreements to which it is or will be a party, will constitute, a valid and binding obligation of Seller, enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity.

Section 3.02                            No Conflicts.  The execution and delivery by Seller of this Agreement does not and will not conflict with, or result in any violation of, or constitute a default under, (i) any provision of the certificate of incorporation or bylaws or other applicable constituent documents of Seller, (ii) any of the terms, conditions or provisions of any Contract to which Seller is a party or by which Seller is bound, and (iii) any Law applicable to or binding on Seller or any of its assets.

Section 3.03                            Shares. SELLER MAKES NO REPRESENTATION WITH RESPECT TO THE SHARES AND WILL CONVEY ONLY SUCH RIGHT, TITLE AND INTEREST, IF ANY, IN AND TO THE SHARES THAT WERE CONVEYED TO SELLER PURSUANT TO THE LANCER AGREEMENT.  PURCHASER ACCEPTS THE SHARES “AS IS” WITHOUT ANY REPRESENTATION OF ANY KIND.

Section 3.04                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.05                            Limitation.  No representations and warranties, other than the representations and warranties expressly set forth in this Article III, are made by Seller.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

Section 4.01                            Organization and Authority of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and each of the Collateral Agreements to which it is or will be a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement has been and, when executed by Purchaser, each of the Collateral Agreements to which Purchaser is a party shall be, duly executed and delivered by Purchaser.  This Agreement constitutes and, when executed by Purchaser, each of the Collateral Agreements to which it is or will be a party, will constitute, a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity.

Section 4.02                            Solvency.  Purchaser is not “insolvent” and the consummation of the transactions contemplated hereby will not render it “insolvent.”  The term “insolvent” means the present fair salable value of the assets of Purchaser is less than the amount of the total liabilities.  The term “liabilities” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.  Purchaser has not incurred debts beyond its ability to pay as they mature.  The realization of Purchaser’s current assets in the ordinary course of business will be sufficient to pay Purchaser’s recurring current, short-term debt and long-term debt service as such debts mature.  The capital of Purchaser is not, and after the consummation of the transactions contemplated hereby will not be, impaired.

Section 4.03                            Disclosure.  There is no material non-public information relating to or affecting Purchaser, including the Private Placement, which has not been disclosed by Purchaser to Seller, each of the Lancer Entities and the Receiver (as defined under the Lancer Agreement).

Section 4.04                            No Conflicts.  The execution and delivery by Purchaser of this Agreement does not and will not conflict with, or result in any violation of, or constitute a default under or given rise to, a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, (i) any provision of the certificate of incorporation or bylaws or other applicable constituent documents of Purchaser, (ii) any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which Purchaser is bound, or (iii) any Law applicable to or binding on Purchaser or any of its assets.

Section 4.05                            Consents and Approvals.  There are no Consents necessary for Purchaser to obtain in connection with or as a condition to the execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 4.06                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.  Purchaser has engaged Merritt Litigation Support, Inc. (the expenses of which shall be the sole responsibility of the Purchaser) as a consultant with respect to the transactions contemplated hereby.

Section 4.07                            Limitation.  No representations and warranties, other than the representations and warranties expressly set forth in this Article IV, are made by Purchaser.

ARTICLE V.

COVENANTS

Section 5.01                            Assignment of Lancer Agreement.  Effective upon the Closing Seller will assign, convey, transfer and deliver to Purchaser all of its right, title and interest in and under the Lancer Agreement pursuant to the Instrument of Assignment and Purchaser shall assume all of Seller’s obligations under the Lancer Agreement pursuant to the Assumption Agreement.

Section 5.02                            Release of Information.  Upon the request of Purchaser, Seller shall keep Purchaser reasonably informed of all material matters related to the Lancer Agreement, including, but not limited to, the status of the court approvals and matters relating to the consummation of the transactions contemplated by the Lancer Agreement.  Seller shall, to the extent requested by Purchaser, provide Purchaser with all drafts of motions and other court documents furnished to it by any of the Lancer Entities or Receiver.  Seller shall, to the extent requested by Purchaser and permitted by law, keep Purchaser reasonably informed about the status of the Lancer Agreement and promptly provide copies of all material written notices, requests, demands, claims and other written communications among Seller, any of the Lancer Entities and the Receiver.

Purchaser understands that any information provided hereunder and the transactions contemplated hereby are highly confidential in nature and that by receiving such information, Purchaser agrees to be bound by the provisions of Section 5.02 of the Lancer Agreement with respect to such information and as a condition to Purchaser disclosing this information to any of its agents or representatives such agents or representatives shall agree to be bound by the provisions of Section 5.02 of the Lancer Agreement.

ARTICLE VI.

CLOSING

Section 6.01                            Closing.  Subject to the terms and conditions of this Agreement, the acquisition of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held commencing at 10:00 a.m., Eastern time, immediately following the closing of the transaction contemplated by the Lancer Agreement, but in any event no later than one Business Day following such closing, subject to satisfaction or waiver of all other conditions to the obligations of the parties set forth in Sections 6.03 and 6.04, at the offices of Nixon Peabody, 437 Madison Avenue, New York, NY 10022 (the day on which the Closing takes place being the “Closing Date”).

Section 6.02                            Deliveries at Closing.  At the Closing:

(a)                                  Purchaser shall deliver to Seller the items described below in clauses (i) through (iii):

(i)                                     the officer’s certificate referenced in Section 6.03(b);

(ii)                                  the Purchase Price, by wire transfer of immediately available funds to the account or accounts designated by Seller in a written notice to Purchaser delivered no later than two (2) Business Days prior to the Closing; and

(iii)                               all other documents, certificates, instruments or writings set forth in Section 6.03.

(b)                                 Seller shall deliver to Purchaser the items described in clauses (i) through (iii) below:

(i)                                     the officer’s certificate referenced in Section 6.04(b);

(ii)                                  the stock certificates and stock powers referenced in Section 6.04(c); and

(iii)                               all other documents, certificates, instruments or writings set forth in Section 6.04.

Section 6.03                            Conditions to Obligations of Seller.  The obligations of Seller under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Seller:

(a)                                  The representations and warranties of Purchaser made in this Agreement  shall be true and correct in all material respects, in each case when made and as of the Closing Date as if made on and as of that date (other than such representations or warranties that expressly speak only as of a specific date, which need only be true and correct as of such date).

(b)                                 Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer thereof, certifying that the condition specified in Section 6.03(a) has been fulfilled.

(c)                                  There shall not be in effect any final, non-appealable Governmental Order restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

(d)                                 Purchaser shall have executed and delivered to Seller the Assumption Agreement.

(e)                                  The sale of the Shares to Seller pursuant to the Lancer Agreement shall have been consummated.

(f)                                    The Private Placement shall have been consummated.

Section 6.04                            Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser, as applicable:

(a)                                  The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects in each case when made and as of the Closing Date as if made on and as of that date (other than any such representations or warranties that expressly speak only as of a specific date, which need only be true and correct as of such date).

(b)                                 Purchaser shall have received a certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized officer of Ritchie Capital Management, L.L.C., investment adviser to Seller, certifying that the condition specified in Section 6.04(a) has been fulfilled.

(c)                                  Purchaser shall have received certificates representing the Shares that were delivered to Seller at the closing of the transactions contemplated by the Lancer Agreement, duly endorsed in blank or accompanied by duly endorsed stock transfer powers.

(d)                                 There shall not be in effect any final, non-appealable Governmental Order restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

(e)                                  Seller shall have consummated the transactions contemplated by the Lancer Agreement in accordance with the terms and conditions set forth therein and shall not have waived, without Purchaser’s consent, the conditions to closing set forth in the following sections of the Lancer Agreement:  Section 6.04(e), Section 6.04(f) and Section 6.04(g).

(f)                                    Seller shall have executed and delivered to Purchaser the Instrument of Assignment and the Assumption Agreement.

(g)                                 The Private Placement shall have been consummated.

ARTICLE VII.

TERMINATION

Section 7.01                            Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                                  by mutual written consent of each of Seller and Purchaser;

(b)                                 by Seller if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable commercial efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(c)                                  by either Seller or Purchaser if the Lancer Agreement is terminated prior to the closing of the sale of the Shares thereunder.

Section 7.02                            Procedure and Effect of Termination.  In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 7.01, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate (subject to the provisions of this Section 7.02) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein, then:

(a)                                  Seller shall return to Purchaser the Deposit; provided, that the Lancer Agreement has been terminated and Seller has received all amounts paid by Seller thereunder, including the deposit under the Lancer Agreement; and

(b)                                 no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except that the provisions of this Section 7.02 shall remain in full force and effect and for any such liability as may have accrued at or prior to the time of such termination.

ARTICLE VIII.

GENERAL PROVISIONS

Section 8.01                            Expenses.  Except as otherwise expressly provided herein, each party shall pay any and all costs and expenses, including Purchaser Expenses or Seller Expenses, as applicable, incurred by it incident to this Agreement and in preparing to consummate and in consummating the transactions provided for herein.

Section 8.02                            Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

if to Seller to:

RAM Trading, Ltd.
c/o UBS Fund Services (Cayman) Ltd.
P.O. Box 852 GT
UBS House, 227 Elgin Avenue
George Town
Grand Cayman, Cayman Islands, British West Indies
Attention: Jason Jackal
Facsimile: (345) 914-4060

with copies to:

RAM Trading, Ltd.
c/o Ritchie Capital Management, L.L.C.
2100 Enterprise Avenue
Geneva, IL 60134
Attention: General Counsel
Facsimile: (630) 232-4407

and

Sidley Austin Brown & Wood LLP
10 S. Dearborn Street
Chicago, IL 60603
Attention: David Sawyier and Michele Ruiz
Facsimile: (312) 853-7036

if to Purchaser:

Continental Southern Resources, Inc.
111 Presidential Boulevard
Suite 158A
Bala Cynwyd, PA 19004
USA
Attention: Stephen Harrington
Facsimile: (610) 771-0238

with a copy to:

Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
USA
Attention: Roger Crane, Esq.
Facsimile: (212) 940-3111

Section 8.03                            Headings.  The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.04                            Entire Agreement.  This Agreement (including the Collateral Agreements, the exhibits and annexes hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and except as otherwise expressly provided herein.

Section 8.05                            Assignment.  This Agreement shall not be assigned by operation of Law or otherwise.

Section 8.06                            No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.07                            Waivers and Amendments.  This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.08                            Governing Law.  This Agreement shall be governed by, and construed in accordance with the substantive Laws of the State of New York without reference to choice of law principles.

Section 8.09                            Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CONTINENTAL SOUTHERN RESOURCES, INC.

By:	/s/ Stephen Harrington
Name:	Stephen Harrington
Title:	President

RAM TRADING, LTD.

By:	/s/ James R. Park
Name:	James R. Park
Title:	VP Ritchie Capital Management, LLC
Investment Advisor to Ritchie Trading, Ltd.